Exhibit 99.1

NEWS RELEASE

Parsley Energy Updates Management Team Structure

and Expands Management Team

AUSTIN, Texas, January 5, 2017 – Parsley Energy, Inc. (NYSE: PE) (“Parsley” or the “Company”) today announced that it has reorganized its management structure by creating executive officer, senior vice president, and vice president tiers, and has also appointed three new officers, effective January 5, 2017.

Bryan Sheffield, the Company’s Chairman and Chief Executive Officer, said, “Parsley Energy has grown substantially since our initial public offering in 2014, and updating our management structure will facilitate ongoing growth and enable us to recognize, retain, and attract high-caliber employees who will continue to deliver compelling value for our stockholders.”

“I am delighted to announce the promotions of Mark Brown to Vice President—Security and Risk Management, Kristin McClure to Vice President—Human Resources, and Mark Timmons to Vice President—Field Operations. Each of these individuals has demonstrated tremendous leadership in managing their respective departments, and each will play an integral role in the Company’s future achievements,” Sheffield said. “Finally, I would like to acknowledge Matt Gallagher’s promotion to President and Chief Operating Officer. Matt has earned this recognition through his superior leadership as COO, and Parsley will surely benefit from his increased responsibilities as President.”

Parsley’s updated management team, effective January 5, 2017, is as follows:

Executive Officers

•	Bryan Sheffield, Chairman and Chief Executive Officer

•	Matt Gallagher, President and Chief Operating Officer

•	Ryan Dalton, Executive Vice President—Chief Financial Officer

•	Colin Roberts, Executive Vice President—General Counsel

Senior Vice Presidents

•	Mike Hinson, Senior Vice President—Corporate Development

•	Tom Layman, Senior Vice President—Geoscience

•	Brad Smith, Senior Vice President—Corporate Strategy and Investor Relations

•	Paul Treadwell, Senior Vice President—Operations

Vice Presidents

•	Mark Brown, Vice President—Security and Risk Management

•	Cecilia Camarillo, Vice President—Accounting

•	Kristin McClure, Vice President—Human Resources

•	Larry Parnell, Vice President—Engineering

•	Stephanie Reed, Vice President—Land

•	Mark Timmons, Vice President—Field Operations

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Contact Information:

Brad Smith, Ph.D., CFA

Parsley Energy, Inc.

Senior Vice President, Corporate Strategy and Investor Relations

ir@parsleyenergy.com

(512) 505-5199

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